AMENDMENT  NO.  1  TO  STOCK  PURCHASE  AGREEMENT

          Amendment No.1 ("Amendment No. 1"), dated as of July 14, 2000, amending the Stock Purchase Agreement, dated as of June 16, 2000 (the "Agreement"), by and between Tomkins Overseas Holdings S.A., a company organized under the laws of Luxembourg (the "Seller"), and RH Financial Corporation, a Nevada corporation (the "Buyer").

          WHEREAS, in accordance with Section 8.11 of the Agreement, the parties hereto desire to amend the Agreement to clarify the parties agreement that the Seller agrees to indemnify the Buyer for certain excess amounts in respect of worker's compensation and pension liabilities in connection with the former Carriage House employees.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.                 Definitions.  Capitalized terms used herein and not otherwise
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defined  herein  shall  have  the  meaning  provided  therefor in the Agreement.

2.                 Amendment  to  Agreement.  The Agreement is hereby amended as
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set  forth  in  this  Section  2:

               The third sentence of Section 4.20 of the Agreement is hereby amended to read in its entirety as follows:

               "To the extent the Buyer is required to make any payments pursuant to this Section 4.20 which, in the aggregate, exceed the amount reserved therefore in the certificate setting forth the Closing Net Working Capital, the Seller agrees to indemnify the Buyer for such excess amounts without regard to the provisions of Section 7.2(b)."

3.                 Miscellaneous.  Except as expressly amended hereby, the terms
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and  conditions  of the Agreement shall continue in full force and effect.  This
Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Wherever "Agreement" is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

4.                 Counterparts.  This  Amendment  No.  1 may be executed in any
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number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.                Governing Law.  This Amendment No. 1 shall be governed by, and
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construed  in  accordance with, the laws of the State of New York without regard to  the  conflict  of  laws  rules  thereof.

          IN WITNESS WHEREOF, the Seller and the Buyer have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.


                         SELLER:
                         TOMKINS  OVERSEAS  HOLDINGS  S.A.


                         By:________________________________
                               Name:
                               Title:


                         BUYER:
                         RH  FINANCIAL  CORPORATION


                         By:_________________________________
                               Name:
                               Title: